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                                                                   EXHIBIT 23.2

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Corsair Communications, Inc.:

  The audits referred to in our report dated March 7, 1997, except as to Note 9 which is as of June 13 , 1997, included the related financial statement schedule as of December 31, 1995 and 1996, and for the period from December 5, 1994 (inception) to December 31, 1994 and for each of the years in the two-year period ended December 31, 1996, included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

San Francisco, California
July 18, 1997